UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 16, 2011 (March 15, 2011)

Rexahn Pharmaceuticals, Inc.
(Exact Name of Issuer as Specified in Charter)

DELAWARE	001-34079	11-3516358
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

15245 Shady Grove Road, Suite 455	20850
Rockville, MD	(Zip Code)
(Address of Principal Executive Offices)

(240) 268-5300
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

1

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 15, 2011, the Audit Committee of the Board of Directors of Rexahn Pharmaceuticals, Inc. (the “Company”) determined that the Company’s previously issued financial statements (i) as of and for the fiscal year ended December 31, 2009, as presented in the Company’s Annual Report on Form 10-K, and (ii) as of and for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, as presented in the Company’s Quarterly Reports on Form 10-Q, can no longer be relied upon.

The Audit Committee reached this conclusion after the Company’s management informed them that Accounting Standards Codification (“ASC”) Topic 480 (“ASC 480”) may apply to warrants previously issued by the Company.  ASC 480 applies to warrants that contain a provision for net cash settlement in the event that there is a fundamental transaction (contractually defined as a merger, sale of substantially all assets, tender offer, or share exchange).  If a fundamental transaction occurs in which the consideration issued consists principally of cash or stock in a non-public company, then the warrant holder has the option to receive cash, equal to the fair value of the remaining unexercised portion of the warrant.  Due to this contingent redemption provision, the warrants require liability classification in accordance with ASC 480 and are recorded at fair value, with changes in fair value recognized in earnings.

Management also considered ASC 815 and its application to the warrants previously issued by the Company.  Management concluded that the warrants issued by the Company are not indexed to the Company’s stock in accordance with ASC 815, and should be classified as liabilities at fair value with changes in fair value recognized in earnings.

Company management prepared a full assessment of the Company’s warrants and concluded that the previously issued warrants are within the scope of ASC Topics 480 and 815 and that such warrants should have been classified as a liability measured at fair value with changes in fair value recognized in the statement of operations.

The Audit Committee was also informed by the Company that ASC 480 may apply to the full ratchet anti-dilution protection provision (the “Anti-dilution provision”) extended to shareholders in the December 2007 and March 2008 financings.  This Anti-dilution provision is a financial instrument separate and apart from the share.  It is a freestanding written put (a put on the Company’s common stock).  As a common stock put, the contracts’ value moves inversely with the value of the underlying common stock which, under ASC 480, is not consistent with the general concepts or criterion for equity classified financial instruments. Accordingly, the Anti-dilution provision was required to be classified as a liability under ASC 480 and recorded at fair value each reporting period, while the common stock achieved equity classification.  Changes in fair value are recognized as income in the statement of operations.

The total impact of these accounting changes for the year ended December 31, 2009 is a decrease in the Company’s net loss of $3,484,330, a decrease in the Company’s accumulated deficit at the start of the year of $1,092,021, an increase in the Company’s liabilities of $3,197,189 and a decrease in additional paid-in capital of $7,773,540.

The aforementioned accounting adjustments to the 2009 annual and 2010 quarterly financials will be included within the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010, which the Company intends to file with the Securities and Exchange Commission on March 16, 2011.

The Company believes that any adjustments in the December 31, 2009, March 31 2010, June 30 2010 and September 30, 2010 financial statements were inadvertent and unintentional and based upon the Company’s best judgment at that time.

Management has further determined that as a result of the issues described above, management’s previous conclusions regarding the effectiveness and adequacy of its internal control over financial reporting needed to be modified.  In the fourth quarter of 2010, the Company has implemented changes in its control processes, which it believes has remediated the control deficiencies in its financial reporting.

The Audit Committee of the Board of Directors of the Company has discussed the matters disclosed in this Item 4.02 with the Company’s independent registered public accounting firm, ParenteBeard LLC.

The information in this Item 4.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Forward-Looking Statements
When used in this Form 8-K, in future filings with the SEC, in press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “ are expect to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “should,” “may,” “will,” “plan,” or variations of such terms or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties, including, among others, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing success of our licensees or sublicensees; the success of clinical testing; and our need for and ability to obtain additional financing. More detailed information on these and additional factors that could affect our actual results are described in our filings with the U.S. Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rexahn Pharmaceuticals, Inc.

Date: March 16, 2011	By:	/s/ Tae Heum Jeong
		Name:	Tae Heum Jeong
		Title:	Chief Financial Officer